Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

FOR IMMEDIATE RELEASE

Transcat Announces Changes to its Board
and Executive Management Team

Charles P. Hadeed Appointed Executive Chairman of the Board, Retiring as CEO;
Lee D. Rudow Promoted to CEO

ROCHESTER, NY, April 1, 2013 - Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and compliance services and distributor of professional grade, handheld test, measurement and control instrumentation, today announced several executive management and Board changes.

Charles P. Hadeed, Chief Executive Officer and Director, has announced his retirement as CEO effective July 1, 2013.  Concurrently, the Transcat Board of Directors announced that Mr. Hadeed will serve as its Executive Chairman, effective July 1, 2013.  Carl E. Sassano, who has served as Board Chairman since April 2007, will remain on the Board of Directors and serve on various committees.

The Company also announced that effective July 1, 2013, its current President and Chief Operating Officer, Lee D. Rudow, will succeed Mr. Hadeed as Chief Executive Officer of the Company.  Mr. Rudow joined Transcat as Chief Operating Officer in November 2011 and was recently promoted to President in September 2012.  His experience includes more than 25 years in the calibration services and electronic test and measurement industry, having held a variety of leadership positions at other leading companies in the electronics equipment and services industry.

“It has been a privilege to lead Transcat and its extraordinary and committed employees.  We experienced much success during my tenure and we now have the best of both worlds namely, an experienced and seasoned Board combined with an excellent management team.  This combined strength makes it an ideal time for this management transition and I am confident that the Company is well positioned for its next phase of growth and development,” commented Mr. Hadeed.  “As we look forward, it is critical we maintain continuity for the benefit of our customers, our employees and our shareholders.”

Mr. Hadeed joined Transcat in 2002 as Vice President of Finance and Chief Financial Officer.  He was named Chief Operating Officer in 2004 prior to being appointed CEO in 2007.  Mr. Hadeed will continue to serve the Company in overseeing the executive transition plan and will also focus his efforts on strategic planning, investor relations and potential acquisitions.

Mr. Rudow commented, “I look forward to continuing to work with our talented team to build upon our strong momentum as we execute on our key strategic initiatives and capitalize on the many opportunities that exist in our marketplace.”

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services, including analytical instrument qualifications, equipment and process validation. Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Throughout its 18 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

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Transcat Announces Changes to its Board and Executive Management Team
April 1, 2013

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation. Through its distribution products segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test, measurement and control products.

Transcat’s growth strategy is to expand its product and service platform, comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery. Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the “generalist” service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

John Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email:  jzimmer@transcat.com

-OR-

Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

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